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                                                                    EXHIBIT 99.1

                                                      NEWS


                             OMEGA PROTEIN TO BUILD
                        NEW FISH OIL PROCESSING FACILITY

     HOUSTON, April 15, 2003 - Omega Protein Corporation (NYSE symbol: OME) announced today that it has committed to build a new 100-metric ton per day fish oil processing facility at its Reedville, Virginia plant. The food-grade facility will include state-of-the-art processing equipment and controls that will allow the Company to refine, bleach, winterize and deodorize its menhaden fish oil and will more than triple the Company's existing refined fish oil production capacity. The new facility will provide Omega Protein with automated packaging and refrigerated on-site storage capacity. The new complex also will have a new fully equipped lipids laboratory which will enhance the development of Omega-3 oils and food products.

     "The completion of this new facility will allow Omega Protein to expand significantly our capacity to produce OmegaPure(TM), our heart-healthy fish oil containing Omega-3 essential fatty acids," said Joe von Rosenberg, Omega Protein President and Chief Executive Officer. "The current and anticipated demand for OmegaPure(TM), as well as our other refined feed grade and industrial oils, suggests that the Company should take this exciting step now to ensure that we are the supplier of choice for our customers. We want our customers to know that they can rely on getting Omega Protein's refined oil products in the quantities they want, with the technical specifications they need and without concern about interruption of supply."

     Construction on the project is slated to begin in May 2003, with projected completion in May 2004. Suitt Construction Company, Inc., an experienced contractor for the food, pharmaceutical and general manufacturing industries, will serve as Omega Protein's general contractor for the project. Frank Holley, Suitt Construction's Vice President, stated, "Omega Protein's new facility will be environmentally friendly, energy efficient, and pleasing to the community. It will also meet the stringent standards required by the AIB, GMP and HAACP. The facility will be state-of-the-art."

     Overall, the Company expects to invest more than $16 million in the new facility. The Company currently anticipates that it will fund the project's construction through cash on hand. The Company's existing fish oil processing facility in Reedville will continue in operation until the time when the new facility comes on line.

     The Company's OmegaPure(TM) is the only fish oil source of Omega-3 long-chain essential fatty acids with the direct approval of the United States Food and Drug Administration (FDA) as a generally recognized as safe (GRAS) direct ingredient for human consumption. Scientific studies have linked consumption of Omega-3 fish oil to several nutritional and health benefits, such as heart health, treatment of arthritis and other inflammatory diseases, improving brain and eye function and development and treatment of depression. Applications for OmegaPure(TM) in mainstream consumer foods, medical care foods and dietary supplements are designed to deliver a stable, odorless, flavorless source of Omega-3 fatty acids to enhance human nutrition. OmegaPure(TM) is also kosher-certified and organic.

     Omega Protein Corporation is the nation's largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from

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menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

     This press release may contain a number of forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, any statements made concerning Omega Protein's expected performance and financial results in future periods or expectations about future demand are based upon Omega Protein's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors known to Omega Protein could cause its actual results to differ materially from those described in the forward-looking statements: inaccurate scientific data; mechanical or technological failures; decreased demand for Omega-3 products or other fish meal and oil products; Omega Protein's expectations regarding demand for its products proving to be incorrect; worldwide and industry economic conditions; higher costs, expenses and interest rates; and strikes and other industrial disputes. In addition, you are encouraged to review Omega Protein's latest reports filed with the SEC, including, but not limited to, Omega Protein's Annual Report on Form 10-K, which describe a number of additional risks and uncertainties that could cause actual results to vary materially from those listed in the forward-looking statements that may be made in this press release.

Contact: Robert W. Stockton, Executive Vice President and Chief Financial
         Officer, (713) 623-0060 or www.news@omegaproteincorporation.com
         Website: www.omegapure.com

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